UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: September 13, 2023
(Date of earliest event reported)

KIMBERLY-CLARK CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-225	39-0394230
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)
P.O. Box 619100
Dallas, TX
75261-9100
(Address of principal executive offices)
(Zip code)

Registrant’s telephone number, including area code: (972) 281-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KMB	New York Stock Exchange
0.625% Notes due 2024	KMB24	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)On September 13, 2023, the Board of Directors (the “Board”) of Kimberly-Clark Corporation (the “Corporation”) elected Deeptha Khanna, 47, as an independent member of the Board, and also appointed her to the Board’s Audit Committee, effective immediately. In connection with the appointment of Ms. Khanna, the size of the Board will be increased from twelve to thirteen members. Ms. Khanna serves as the Executive Vice President and Chief Business Leader, Personal Health, of Royal Philips, a leading health technology company, while also serving on the Philips Executive Committee. Ms. Khanna will participate in the outside director compensation programs described under “Director Compensation” in the Corporation’s revised proxy statement filed with the SEC on February 28, 2023.

A copy of the news release announcing the election of Ms. Khanna to the Board is attached as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits

(d)Exhibits.

99.1    News release issued by Kimberly-Clark Corporation on September 13, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBERLY-CLARK CORPORATION

Date:	September 13, 2023	By:	/s/ Alison M. Rhoten
Alison M. Rhoten Vice President, Deputy General Counsel, Global Corporate Affairs & Corporate Secretary

Exhibit 99.1

Kimberly-Clark Elects Deeptha Khanna to its Board of Directors

DALLAS, September 13, 2023 -- Kimberly-Clark Corporation (NYSE: KMB) today announced that Deeptha Khanna has been elected to its board of directors effective immediately. In connection with the election, Kimberly-Clark’s board size will be increased from 12 to 13, and Ms. Khanna will be appointed to serve on the board’s Audit Committee.
“We are thrilled to have Deeptha join our board," said Mike Hsu, Chairman and CEO of Kimberly-Clark. “She brings a wealth of experience in strategy and transformation, innovation, and M&A. Her deep international expertise in CPG and the health sector will provide invaluable perspective to executing our growth strategy and delivering our purpose of Better Care for a Better World.”
Ms. Khanna is currently Executive Vice President and Chief Business Leader, Personal Health, for Royal Philips, a health technology company, a position she has held since 2020, while serving on the company’s Executive Committee.
Prior to joining Philips, she held positions of increasing responsibility at Johnson & Johnson, including Global President, Skin Health and Office of Marketing Value, from 2019 to 2020; Global President, Baby Care, from 2017 to 2019; and Vice President, Baby Care, Asia Pacific and Global Emerging Markets, from 2015 to 2017. Prior to joining Johnson & Johnson, Ms. Khanna also worked at Procter & Gamble for 17 years.
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Plenitud, Sweety, Softex, Viva and WypAll, hold No. 1 or No. 2 share positions in approximately 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. We are proud to be recognized as one of the World’s Most Ethical Companies® by Ethisphere for the fifth year in a row. To keep up with the latest news and to learn more about the company's 150-year history of innovation, visit kimberly-clark.com.

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